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                                                              Exhibit 23.1

                            ERNST & YOUNG LLP
                            ONE CASCADE PLAZA
                             AKRON, OH 44308










                     Independent Auditors' Consent




We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 8, 1996 with respect to the consolidated financial statements of Pubco Corporation and Bobbie Brooks, Incorporated, and our report dated September 8, 1995 with respect to the consolidated financial statements of Aspen Imaging International, Inc., included in the Proxy Statement/Information Statement-Prospectus of Pubco Corporation that is made a part of the Registration Statement (Form S-4, No. 333-00000) and related Prospectus of Pubco Corporation for the registration of 295,994 shares of its common stock.




Ernst & Young LLP


Akron, Ohio
April 17, 1996